Exhibit 18

July 25, 2003

Delhaize America, Inc.
2110 Executive Drive
Charlotte, North Carolina 28145

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 28, 2003, of the facts relating to the change in the application of the LIFO method of accounting for store inventories from the retail method to the average item cost method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Delhaize America, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 28, 2002. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Delhaize America, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 28, 2002.

Yours truly,

/s/Deloitte & Touche LLP
Charlotte, North Carolina